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                 June 12, 2020

       Charles Beck
       Chief Financial Officer and Treasurer
       Digimarc Corporation
       9405 SW Gemini Drive
       Beaverton, Oregon 97008

                                                        Re: Digimarc
Corporation
                                                            Registration
Statement on Form S-3
                                                            Filed June 5, 2020
                                                            File No. 333-238995

       Dear Mr. Beck:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Gina Eiben